August 19, 1998

H. Joseph Reiser, Ph.D.
6 Thackery Lane
Mendham, NJ   07945

Dear Dr. Reiser:

CYTOGEN Corporation is pleased to offer you the position of President and Chief Executive Officer.

This employment agreement will remain in force for an 18-month period following your date of hire. It is renewable for subsequent 12 month periods, with a 90-day written notice period preceding each renewal date for the Company to specify its intentions regarding the renewal of the agreement.

In this position, your annual salary will be  $275,000,
effective on your date of hire, August 24, 1998.   You will
be eligible to participate in the CYTOGEN bonus plan as approved by the Board of Directors for each performance year. Your targeted bonus opportunity for 1998 will be $50,000, depending on the level of achievement of performance objectives. The target bonus opportunity for subsequent years will be approximately 35% of base salary, also depending on the achievement of performance objectives.

You will also be granted a sign-on bonus in the amount of $50,000, less taxes, payable upon commencement of employment.

As discussed, you have been granted options to purchase
2,250,000 shares of CYTOGEN Common Stock, conditioned on your commencement of employment. The option vesting periods will begin on the following schedule of milestones to be achieved, with each tranche to vest in equal annual increments over a three year period from the date of the achievement of the related milestones:

- 900,000 shares upon hire

- 450,000 shares upon completion of a CYTOGEN Business
  Plan, to the satisfaction of the Board of Directors

- 450,000 shares upon the completion of securing adequate financing for CYTOGEN and staffing the senior executive positions to the satisfaction of the Board of Directors, each in accordance with the Business Plan.

- 450,000 shares upon the achievement of CYTOGEN's profitability, which is defined as the first calendar quarter where the Company shows an "operating profit" as reported in the CYTOGEN's Exchange Act Reports.

Dr. H. Reiser
August 19, 1998
Page 2

The exercise price for these stock options will be the market price (the average of the low and high prices) of CYTOGEN Corporation stock on August 18, 1998, $1.0937.

A copy of your Option Agreement, evidencing these and other terms of your option grants, will be provided to you during your first week of employment.

In the event your employment is terminated by the Company for reasons other than Cause, you shall receive twelve months of base pay and group medical and dental insurance. You will also receive base pay, benefits and bonus for any remaining months (if applicable) of the employment agreement. The base pay shall be payable, at the sole discretion of the Company, in monthly or bi-weekly installments, or in a lump sum. You will also be entitled to receive, on a pro rata basis, such portion of a short term incentive award as earned based on performance, if any, through the date of termination. The final decision regarding the amount of such bonus payment will be determined by the Board of Directors.

"Cause" shall mean material refusal or failure to perform and discharge duties and responsibilities to the Company in accordance with the terms of your employment, or willful action or inaction that is materially inconsistent with the terms of your employment; or material breach of your fiduciary duties as an officer of the Company or any subsidiary or affiliate of the Company; or conviction of a felony; or conviction of any other crime involving personal dishonestly or moral turpitude.

As a CYTOGEN employee, you are entitled to comprehensive medical, dental, life, AD&D, long-term disability, and travel and accident coverage. Dependent medical and dental coverage is also available. Employees contribute 20% towards the cost of the premiums for medical and dental benefits. This amount is deducted through payroll on a pre-tax basis. The insurance benefit package becomes effective on the first day of your date of employment. Your vacation benefit will be 4 weeks per year, in accordance with the accrual schedule of the Company. You will also be eligible to participate in the Cytogen Retirement Investment Savings Plan.

The Company will pay you a monthly car allowance of $750.00.
Other benefits may apply as defined by the Company executive benefits program.

These benefits, as with all benefits programs, are subject to change at the discretion of the Board of Directors.

You will also have the option to relocate, in accordance with the CYTOGEN Corporation Relocation Policy, within two years from your date of hire.

Dr. H. Reiser
August 19, 1998
Page 3

Enclosed you will find a variety of new hire documents for you to review and complete prior to your employment date. Federal law requires the completion of the enclosed I-9 form and our examination of original documentation from either list A or from both lists B and C. Please bring this necessary supporting documentation, as well as the new hire paperwork, with you when you commence employment.

You will be required to schedule a pre-employment drug screen. Please contact Jill Searing, Director, Human
Resources at 609-987-8260 to set up a mutually agreeable time for your appointment

This offer of employment is contingent on the results of the drug screening test and verification of your references and academic credentials.

Please indicate your acceptance of this offer letter by signing below and returning the original to me.

We look forward to your joining CYTOGEN and leading the organization forward.

                                     Sincerely,


                                     /s/ James A. Grigsby
                                     James A. Grigsby
                                     Chairman


cc:	Dr. Bagalay
    Dr. Brenner
    Mr. Crane
    Mr. Hendrickson
    Ms. Searing


ACCEPTED AND AGREED TO THIS 20th DAY OF August, 1998
                            ----        ------

BY:  /s/ H Joseph Reiser, Ph.D.
     -----------------------------------------
    	H. Joseph Reiser, Ph.D.